As filed with the Securities and Exchange Commission on April 30, 2026

Registration No. 333-258587

Registration No. 333-221590

Registration No. 333-212153

Registration No. 333-186211

Registration No. 333-162235

Registration No. 333-139783

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION NO. 333-258587

FORM S-3 REGISTRATION NO. 333-221590

FORM S-3 REGISTRATION NO. 333-212153

FORM S-3 REGISTRATION NO. 333-186211

FORM S-3 REGISTRATION NO. 333-162235

FORM S-3 REGISTRATION NO. 333-139783

UNDER

THE SECURITIES ACT OF 1933

New Royal HoldCo I Inc.

(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	42-2224708 (I.R.S. Employer Identification No.)

535 Madison Avenue

New York, New York 10022

(646) 949-4631

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Samantha Sacks Gallagher

Executive Vice President, General Counsel and Secretary

VICI Properties Inc.

535 Madison Avenue

New York, New York 10022

(646) 949-4631

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David Bonser, Esq

Andrew S. Zahn, Esq

Hogan Lovells US LLP

555 13th Street Northwest

Washington, D.C. 20004

(202) 637-5600

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the following Registration Statements of New Royal HoldCo I Inc., as successor to Golden Entertainment, Inc. (the “Company”), on Form S-3 (collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “SEC”).

•	Registration Statement on Form S-3 (No. 333-258587), filed with the SEC on August 6, 2021, registering the issuance and sale of Common Stock, preferred stock, debt securities, warrants and units of the Company and shares of Common Stock by the selling stockholders named therein;

•	Registration Statement on Form S-3 (No. 333-221590), filed with the SEC on November 15, 2017 and amended on January 10, 2018, registering (a) the issuance and sale of Common Stock, preferred stock, debt securities, warrants and units of the Company up to a maximum aggregate offering price of $150,000,000 and (b) the resale of an aggregate of 8,051,688 shares of Common Stock by the selling stockholders named therein;

•	Registration Statement on Form S-3 (No. 333-212153), filed with the SEC on June 21, 2016 and amended on July 20, 2016, registering the issuance and sale of Common Stock, preferred stock, debt securities, warrants and units of the Company up to a maximum aggregate offering price of $150,000,000;

•	Registration Statement on Form S-3 (No. 333-186211), filed with the SEC on January 25, 2013 and amended on February 22, 2013, registering the issuance and sale of Common Stock, preferred stock, debt securities, warrants and units of the Company up to a maximum aggregate offering price of $50,000,000;

•	Registration Statement on Form S-3 (No. 333-162235), filed with the SEC on September 30, 2009 and amended on November 3, 2009 and November 16, 2009, registering the issuance and sale of Common Stock, preferred stock, debt securities, warrants and units of the Company up to a maximum aggregate offering price of $50,000,000; and

•	Registration Statement on Form S-3 (No. 333-139783), filed with the SEC on January 3, 2007 and amended on January 29, 2007, registering 1,625,000 shares of common stock, par value $0.01 per share (“Common Stock”) of the Company;

On April 30, 2026, pursuant to the terms of the Master Transaction Agreement, dated as of November 6, 2025, by and among Golden Entertainment, Inc., a Minnesota corporation (“Golden”) Argento, LLC, a Nevada limited liability company (“OpCo Buyer”), VICI Properties Inc., a Maryland corporation (“VICI”), and VICI ROYAL MERGER SUB LLC, a Delaware limited liability company and a wholly owned subsidiary of PropCo Buyer (“PropCo Merger Sub”), (i) Golden formed the Company, a wholly owned subsidiary of Golden and the Company formed New OpCo, a wholly owned subsidiary of the Company (“New OpCo”), and, in addition to other transactions set forth in the Master Transaction Agreement, (ii) Golden merged with and into New OpCo, with New OpCo continuing as the surviving entity (“F Reorganization Merger”) and the Company merged with and into PropCo Merger Sub, with PropCo Merger Sub surviving the merger (the “Merger”).

As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offering, PropCo Merger Sub, as successor to the Company, hereby removes from registration all securities registered under the Registration Statements but unsold as of the date hereof. Note that the numbers of securities listed above do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 30, 2026.

VICI ROYAL MERGER SUB LLC (as successor by merger to New Royal HoldCo I Inc.)

By:	/s/ Samantha S. Gallagher
	Name:	Samantha S. Gallagher
	Title:	Secretary

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.